UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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PIPER JAFFRAY COMPANIES Amended and Restated Incentive Plan 2008 Shareholder Proposal

CAUTION REGARDING FORWARD-LOOKING STATEMENTS Statements included in this presentation that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, statements other than historical information or statements of current condition and may relate to our future plans and objectives and results. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors identified under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, and as updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update forward-looking statements in light of new information or future events. 2

MISSION

Build a leading, international middle market investment bank

- Transformation to a capital markets model was facilitated by the sale of Private Client Services
- Within 14 months of the sale, we redeployed a major portion of the proceeds into key acquisitions, debt repayment and a $180 million share repurchase program
- To advance our mission, we are focused on executing growth across sectors, products and geographies, principal activities, and asset management
- Our goal is to achieve three outcomes from a successful execution:
  - Grow and diversify our revenue base
  - Expand margins
  - Enhance ROE
- Equity is critical to our long-term strategy
  - Seeking shareholder approval for 1 million additional shares available for grant

Private Client Sale Proceeds	
(in millions)	
After tax proceeds from PCS sale (8/06)[1]	$ 510.0
Repayment of subordinated debt (8/06)	(180.0)
Accelerated share repurchase (9/06)	(100.0)
Additional share repurchases (Q1 & Q3)	(80.0)
Cash paid for FAMCO acquisition[1]	(52.0)
Cash paid for Goldbond acquisition	(47.0)
Current remaining proceeds[1]	$ 51.0

[1] *All amounts are approximations*

Share Usage	
Plan shares available *(as of March 10, 2007)*	0.6
2008 incremental grant for MC	(0.4)
2009 annual award & retention/recruiting	(1.2)
Net additional shares needed	**(1.0)**

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GUIDES FOR THE JOURNEY® | PiperJaffray.

IMPORTANCE OF INCENTIVE PLAN A competitive compensation program is essential to our long-term performance Without shareholder approval of additional shares, we will: Have insufficient shares available to include equity as a meaningful part of 2009 annual incentive compensation Not be able to make the proposed incremental grant for 2008 Need to use additional cash to remain competitive in compensating key employees Implications: Negative impact on 2008 operating results Required to increase cash component of total compensation, resulting in increased compensation expense (expense associated with cash compensation is realized in the year earned, compared to equity expense, which is realized over the 3-year vesting period) Lack of sufficient levels of equity incentives places us at a competitive disadvantage in retaining and attracting key employees instrumental in driving shareholder value Without long-term equity compensation, difficult to attract employees from companies that have equity programs Retention would be severely compromised by lack of equity at risk of cancellation, allowing competitors to recruit our talent at relatively inexpensive cost No other form of compensation replicates the shareholder alignment benefits of company equity 4

BUILDING EMPLOYEE OWNERSHIP U.S. Bancorp spun off Piper Jaffray Companies in December 2003 At spin-off, employees had essentially no PJC equity Unable to convert USB equity to PJC equity Cash award plan in lieu of PJC equity Increasing employee ownership principally through annual equity incentive awards, based on performance criteria 15-50% of an employee's annual incentive is awarded in restricted stock; the more senior the position, the higher the proportion of equity that is received Employee ownership has increased since 12/31/03, but still lags peers, placing us at a competitive disadvantage in recruiting and retaining key employees who can be instrumental in driving shareholder value Current ownership is below our objective and low relative to our peers Piper Jaffray Employee Ownership Relative Employee Ownership1 1 From company SEC filings or management presentations 2 Includes management ownership through FBR Group 2 5

ANNUAL INCENTIVE COMPENSATION Equity is in lieu of - not in addition to - annual cash incentive compensation Total compensation is comprised of base salary and a performance-based incentive Performance goals are established at the beginning of each year Incentive compensation is determined at the end of each year, based on performance against the goals Performance-based incentive is divided between cash and equity. The equity grants have three- year cliff vesting, which provides a retention element As total compensation increases, the equity portion of compensation also generally increases Management Committee members receive approximately 40-50% of their annual incentive compensation in equity awards For fiscal 2007 we granted annual equity awards to approximately 500 employees, or 40% of total employees Approximately 210 employees who received awards, or 44%, were at the managing director level or higher; these employees received 67% of the equity granted. These numbers exclude the Management Committee. 6

2008 INCREMENTAL GRANT Critical to driving long-term strategic plan In 2008 we intend to make an incremental performance-based grant to our Management Committee to drive our long-term strategic plan to create shareholder value We evaluated a number of alternatives and believe that an incremental equity grant is the optimal vehicle: Improves executive share ownership, links performance to shareholder value and adds a retention element In 2008 we intend to also make incremental equity grants for recruiting and retention purposes, designed to attract top talent and to help maintain continuity of employee base, improving our overall productivity Plans to use incremental grants in 2008 depend on a variety of factors, including market conditions, and are subject to change at the discretion of management and the Compensation Committee Awards could be reduced or postponed if we expect awards to negatively impact ability to make Feb. 2009 annual incentive grants consistent with historical equity compensation practices 7

2008 INCREMENTAL EQUITY GRANT Improving key measure of return on common equity 1Shareholders' equity minus $220 million of goodwill "pushed down" from U.S. Bancorp at the time of the spin-off Executive Equity Ownership Return on Equity Management Committee Performance-based Cliff vest upon attaining return on adjusted common equity1 target over a 12-month period Compensation Committee would consider several factors to set target, including: Current capital structure Current and historical ROE levels Current peer ROE levels and historical trends If target is not met, grant would be forfeited after five years 8

DILUTION Potential dilution from the additional authorized shares would be 5.3% based on 1 million shares requested and 18,753,548 shares issued and outstanding as of March 10, 2007 We have more than offset dilution from past grants. Our book value per share has increased 68% since our spin-off Increased to $58.26 at December 31, 2007 from $34.64 at December 31, 2003 We are cognizant of shareholder concerns about dilution Year Shares Granted Under Incentive Plan Shares Repurchased During Fiscal Year Shares Issued & Outstanding at Fiscal Year End 2004 870,664 -0- 19,865,146 2005 1,420,271 1,300,000 19,782,621 2006 898,229 1,648,527 18,544,719 2007 750,482 1,590,477 17,483,635 Total 3,941,646 4,539,004 N/A Piper Jaffray Share Repurchases 9

INCENTIVE PLAN Our objective of achieving a meaningful level of employee ownership has resulted in our current overhang Current overhang (outstanding employee equity grants and equity reserved for future grants divided by shares outstanding): 17.4% as of March 10, 2007, before the shares requested for approval Overhang assuming approval of the 1 million new shares: 20.9% Equity Plan Overhang We do not expect ISS to support our proposal to increase shares PJC practices are evaluated against a very broad group of companies (with a similar GICS code), most of which are not direct peers and are not as dependent upon the use of equity compensation in attracting and retaining top talent as PJC and our direct peers We believe our pay practices, when compared to our direct peers, are customary and reasonable 10

INCENTIVE PLAN AND AWARDS Currently, our Management Committee members do not have employment agreements which cover annual compensation or golden parachute payments in a change of control As we have disclosed in our proxy statement, perks for management are negligible Incentive compensation is directly related to performance against established objectives and operating income Management Committee receives 40-50% of their annual incentive compensation in equity awards Key Compensation Practices 11

INCENTIVE PLAN AND AWARDS Vesting is determined by the Compensation Committee; historically all employee awards have three-year cliff vesting Awards are subject to cancellation for, among other things, termination for cause or failing to comply with certain post-termination restrictions Incentive Plan is the only equity plan that permits us to grant equity awards Directors and executive officers are subject to stock ownership guidelines Management Committee: 7x base salary for the CEO and 2x-5x base salary for other members, within five years after becoming subject to the guidelines Management Committee is subject to a share retention policy requiring members to hold at least 50% of the shares awarded to them through our incentive plan Currently, Management Committee members hold 100% of all shares that have been awarded to them Incentive Plan prohibits the grant of stock options at a price below fair market value and the repricing of stock options without shareholder approval Review of key provisions 12

2007 PEER COMPARISON Net Revenues ($ in mm) Pre-Tax Margin Net Revenue Growth Compensation Ratio 13

APPENDIX Additional Business Information

FOCUSED, HIGHLY EXPERIENCED MANAGEMENT TEAM Piper Jaffray Management Committee Andrew Duff Chairman and Chief Executive Officer More than 25 years of experience with the Firm President of Piper Jaffray from 1996 to 2003 and Chairman and CEO post spin-off from U.S. Bancorp Bachelor's degree in economics from Tufts University and attended the Advanced Executive Program at the J.L. Kellogg Graduate School of Management. Tom Schnettler Vice Chairman and Chief Financial Officer More than 20 years of experience with the Firm Previously Head of Corporate and Institutional Services Former investment banker and Head of Investment Banking; built the Piper Jaffray Health Care Investment Banking group into one of the largest in the U.S. Graduate of St. John's University and Harvard Law School Jon Salveson Head of Investment Banking More than 10 years of experience with the Firm Previously a Health Care investment banker with Piper Jaffray and was instrumental in beginning a west coast presence for Piper Jaffray's Health Care practice Graduate of St. Olaf College and received a MBA from the J.L. Kellogg Graduate School of Management at Northwestern University Bob Peterson Head of Equities More than 10 years of experience with the Firm Previously Head of Private Client Services and, prior to that, was Head of Equity Research Joined the firm as an Equity Research Analyst BBA from the University of St. Thomas Ben May Head of High-Yield & Structured Products More than 24 years of experience in fixed-income and credit products Previously with Wachovia Corp., holding several positions including Head of High-Yield Sales, Trading and Research; Head of Fixed-Income Sales, Trading and Research; and Head of Credit Products Bachelor's degree from Yale University and Master's degree in finance from New York University Frank Fairman Head of Public Finance Services More than 20 years of experience with the Firm Former investment banker responsible for a wide variety of bond issues throughout the western United States Bachelor's degree from Yale University and MBA from the Wharton School of the University of Pennsylvania Jim Chosy General Counsel Previously, was vice president, associate general counsel and secretary of U.S. Bancorp Prior to joining U.S. Bancorp, was a lawyer for Deluxe Corporation and the law firm of Dorsey & Whitney LLP Bachelor's degree from the University of Wisconsin-Madison and law degree from the University of Minnesota Todd Firebaugh Chief Administrative Officer Previously, held product and general management positions at Citigroup, JP Morgan Chase and, most recently, U.S. Bancorp Bachelor's degree from Cornell University and MBA from New York University 15

STRATEGIC INITIATIVES OVERVIEW Sectors Continue to build out alternative energy, business services and industrial growth sectors Strengthen existing equity sectors Building public finance hospitality expertise and grow existing banking platform Geographies Extend public finance capability in select U.S. states Build on UK leadership in Europe Expand Asian presence and leverage Goldbond acquisition Piper Jaffray Strategic Initiatives Capital Markets Asset Management Fiduciary Asset Management Leverage FAMCO acquisition through increased distribution and new products Private Equity Utilize proprietary capital to make equity and equity-linked security investments in sponsor related change-of-control and recapitalization transactions Expect returns on equity investments as well as traditional 2% / 20% management fees Principal Activities Proprietary Trading Proprietary capital used in four primary trading activities: high-yield and structured products, equity, municipal arbitrage and convertible debt Merchant Banking Targeted proprietary equity and structured debt investments in change-of-control, recap and bridge transactions Products Addition of proprietary lending allows Piper Jaffray to provide financing solutions to every part of the capital structure 16

FINANCIAL INFORMATION-CONTINUING OPERATIONS Net Revenues Pre-Tax Margin Diluted EPS 1 See Slide 19 for a reconciliation of non-GAAP financial measures 1 1 1 1 17

FINANCIAL INFORMATION-CONTINUING OPERATIONS Compensation Ratio Non-Compensation Ratio Where noted certain adjustments have been made to make period-to-period comparisons more meaningful: 1Reported non-compensation expenses for 2005 were $141.4 million, or 33.6% of net revenues. These expenses included an $8.6 million restructuring charge; excluding this charge, non-compensation expenses were 31.5% of net revenues, or $132.8 million. 2Reported non-compensation expenses were $113.8 million, or 22.6% of net revenues. These expenses included a benefit from the reduction of a litigation reserve of $21.3 million; excluding this benefit, non-compensation expenses were 26.9% of net revenues, or $135.0 million. 2 2 1 18

FOOTNOTE (1) In 2006 Piper Jaffray Companies recognized a $21.3 million benefit from a reduction of a litigation reserve, and in 2005 the Company recognized an $8.6 million restructuring charge. Management believes that excluding the impact of both of these items increases the comparability of period-to-period results and allows for a more meaningful representation of results from continuing operations. The following table sets forth a reconciliation of net income from continuing operations, earnings per diluted common share from continuing operations, income from continuing operations before income tax expense, and the ratio of income from continuing operations before income tax expense to net revenues, excluding the impact of the noted items in the relevant years. For the Year Ended Dec. 31, Dec. 31, (Dollars in thousands) 2006 2005 Net income from continuing operations $62,899 $ 25,168 Deduct: Benefit from a reduction of a litigation reserve, net of income tax 13,094 -Add: Restructuring charge, net of income tax -5,630 Net income from continuing operations, excluding the impact of the noted items in the relevant years $49,805 $ 30,798 For the Year Ended Dec. 31, Dec. 31, 2006 2005 Earnings per diluted common share from income from continuing operations $3.32 $ 1.32 Deduct: Benefit from a reduction of a litigation reserve, net of income tax 0.69 -Add: Restructuring charge, net of income tax -0.29 Earnings per diluted common share from income from continuing operations, excluding the impact of the noted items in the relevant years $2.63 $ 1.61 For the Year Ended Dec. 31, Dec. 31, 2006 2005 Income from continuing operations, before income tax expense $97,873 $ 36,031 Deduct: Benefit from a reduction of a litigation reserve, before income tax 21,250 -Add: Restructuring charge, before income tax -8,595 Income from continuing operations before income tax expense, excluding the impact of the noted items in the relevant years $76,623 $ 44,626 Net Revenues $502,934 $ 421,308 Ratio of income from continuing operations before income tax expense to net re venues, excluding the impact of the noted items in the relevant years 15.2% 10.6% 19